Exhibit 10.2

FIRST AMENDMENT TO

MAINTENANCE AGREEMENT

This First Amendment, effective as of January 1, 2008 (the “Amendment”) entered into between Delphax Technologies, Inc., a corporation organized under the laws of the State of Minnesota (DLPX or Delphax) and Harland Clarke Corp., formerly known as John H. Harland Company, a corporation organized under the laws of the State of Delaware (“Harland”) amends that certain Maintenance Agreement, effective January 1, 2005, by and between Delphax Technologies, Inc. and John H. Harland Company including any and all amendments, exhibits, and addenda (the “Agreement”). Each capitalized term used in this Amendment not otherwise defined in this Amendment shall have the meaning assigned in the Agreement. For the purposes of this Amendment, “Party” shall mean either DLPX or Harland and “Parties” shall mean DLPX and Harland collectively.

RECITALS

WHEREAS, the Parties agree to extend the term of the Agreement and make additional changes to the terms and conditions of the Agreement;

NOW THEREFORE, in consideration of the mutual promises hereinafter contained and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	The first sentence of Section 1.1 is deleted in its entirety and replaced for all purposes with the following two sentences:

“This Agreement, as amended and including all addenda and exhibits, between DLPX and Harland is for a term of four years, commencing on the effective date of January 1, 2008 and terminating on December 31, 2011. Harland shall have the right to terminate this Agreement for any reason with 90 days’ written notice.”

2.	Section 1.2 is amended to add the following at the end of Section 1.2:

“Prices for the period January 1, 2008 through and including December 31, 2008 will be *.

3.	Sections 1.4 is deleted in its entirety and the following language is substituted in its place for all purposes:

“1.4. Harland shall have the right to interview and offer employment to DLPX personnel in the event Harland exercises its right to terminate this Agreement and upon 90 days’ written notice to DLPX or upon mutual written agreement of the Parties. Following any termination of the Agreement there are no restrictions upon Harland regarding soliciting, interviewing, or hiring DLPX personnel.”

4.	The Parties agree to add Jeffersonville to the list of current installations in Section 2.1.

*	Competitive information omitted.

5.	The first sentence of Section 2.1.1 is deleted in its entirety and replaced with the following for all purposes:

“New locations may be added upon at least four months’ written notice and acceptance by DLPX, not to be unreasonably withheld.”

6.	The first three sentences of Section 2.1.2 are deleted in their entirety and replaced with the following for all purposes:

“Should Harland elect to self maintain, DLPX agrees to sell parts and consumables for the Equipment of the same quality and up-time effectiveness to Harland for the life of the installed equipment, or, until DLPX declares the equipment has reached end-of-life (EOL) with at least four years’ written notice, whichever occurs first. Consumables and parts will be sold at the prices set forth on schedule H (Parts and Consumable Price List). Subject to Section 1.2, any changes to the prices in Exhibit H will be (a) limited to * per calendar year, (b) occur only after sixty days’ written notice and (c) be limited to *.

7.	Section 2.2.1 is deleted in its entirety and replaced for all purposes with the following:

“2.2.1 Remedy- If DLPX is unable to restore the Equipment to good working order within 30 days of notice, as defined in Schedules B & D, DLPX will *.

8.	The first two sentences in Section 2.3 are deleted and replaced for all purposes with the following:

“DLPX will provide on-site support services to Harland during Product Protection Plan hours. DLPX will also provide 24 hour/5days a week telephonic assistance to DLPX on-site personnel.”

The remainder of Section 2.3 remains unchanged.

9.	Section 3.1 is deleted in its entirety and replaced for all purposes with the following:

“3.1 Harland agrees to provide a suitable environment, appropriately trained personnel, and a qualifying process to insure suitable paper for the Equipment as specified by DLPX in the International Business Guide (form #: 0974490-301, Revision January, 2000 - AE) including base stock as pursuant to a mutual written agreement between Harland Clarke and DLPX. DLPX shall have the right to recover additional charges or terminate this Agreement if these specifications are not met within 60 days after written notification from DLPX.”

10.	Section 4.3 is amended to insert the word “active” in the first sentence between “each” and “system” and in the last sentence between “per” and “system”.

11.	Section 4.5 is deleted in its entirety and replaced for all purposes with the following:

“4.5. OPSYS Maintenance: DLPX will provide the OPSYS maintenance program for all systems installed at a Harland location for an annual charge of * per system effective January 1 of each calendar year for the term of this Agreement provided that at the beginning of each year or when DLPX has knowledge of a required change, DLPX will submit a statement of work with the anticipated schedule

*	Competitive information omitted.

for expected changes to the software for the coming calendar year or as scheduled to occur. At the beginning of each year a synopsis and review of the previous year’s changes will be done to determine the cost benefit or substantiation of the annual charges with value added by the update.”

12.	The last sentence of Section 4.6 is deleted in its entirety and is replaced for all purposes with the following:

“If relocation of equipment is to occur on the weekend, rates outlined in Section 4.4 for on-site DLPX personnel will apply and the total charge for the weekend move must be mutually agreed prior to the relocation.”

13.	The second sentence of Section 5.1 is deleted in its entirety and is replaced for all purposes with the following:

“All variable maintenance and consumable charges shall be made monthly in arrears based upon the reporting by each Harland facility and are payable in full, net 30.”

14.	Section 7 is deleted in its entirety and is replaced for all purposes with the following:

“7. DISCLAIMERS AND LIMITATION OF LIABILITY

7.1	DLPX makes no warranty or representation, express or implied, concerning any services or materials or consumables provided hereunder. DLPX’s sole obligation shall be to keep the Equipment in, or restore the Equipment to, good working order in accordance with the provisions of this agreement. DLPX EXPRESSLY DISCLAIMS IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. DLPX does not assure uninterrupted operation of the Equipment. As regards consumable items, DLPX’s sole obligation shall be to remove exhausted consumable items from the Equipment and replace the same.

7.2 DLPX shall indemnify and hold Harland harmless from and against all claims, damages and liabilities, including attorney fees, arising from DLPX’s wrongful, negligent conduct or material breach of the Agreement.”

7.3 .DLPX’s maximum liability, and the maximum exposure for DLPX under this indemnity provision under this Agreement is capped at the maximum limits of insurance provided in Section 8.11. For further clarification, so long as DLPX is compliant with the obligations of the Agreement as provided in Section 7.1, Harland Clarke agrees that satisfaction of any claim falling under this provision will be limited to the insurance proceeds.”

7.4 Harland shall indemnify and hold DLPX harmless from and against all claims, damages and liabilities, including attorney fees, arising out of personal injury or property damage resulting from the gross negligence or willful misconduct of Harland or its employees.

15.	Sections 8.4 and 8.7 are deleted in their entirety. The remaining sections in Section 8 will retain their original numbering.

16.	Section 8.11 is deleted in its entirety and is replaced for all purposes with the following:

“8.11 DLPX shall continuously maintain the following insurance:

–	Commercial General Liability or Umbrella/Excess Liability occurrence form coverage with limits of at least $5,000,000 or for personal injury, bodily injury, and property damage (including loss of use) for any one occurrence and an aggregate limit of $10,000,000.

–	Software and Technology Errors and Omissions Insurance with limits of at least $2,000,000 per occurrence and an aggregate limit of $5,000,000.

–	Harland and its subsidiaries to be additional insureds on the above named liability policies.

–	Crime Insurance with limits of at least $2,000,000 including Employee Dishonesty and Computer Crime, that provides coverage for losses incurred by Harland and its subsidiaries arising from the activity of DLPX employees. Harland and its subsidiaries shall be named as a third party Loss Payee up to its insurable interests.

DLPX agrees not to make any claim against Harland for loss or damage to DLPX property stored or used on Harland property.

DLPX shall maintain Workers’ Compensation Insurance and Employers’ Liability (E.L.) Insurance. Limits under the E.L. insurance shall not be less than $1,000,000 each accident for bodily injury by accident or $1,000,000 each employee for bodily injury by disease. DLPX and its insurer(s) agree to waive subrogation against Harland and its subsidiaries except in the case of gross negligence.

DLPX shall provide Harland with certificates of insurance demonstrating coverage and additional insured status as required herein with Harland named as the certificate holder. Certificate(s) shall be produced on an Accord form or on a substantially similar form. Cancellation clause must provide at last 30 days written notice prior to expiration or cancellation of insurance and omit the phrases “endeavor to” and “but failure to do so shall impose no obligation of any kind upon the insurer, its agents or representatives.” Such certificate(s) must be received within 30 days of the execution of this Amendment. Renewal certificates must be delivered prior to the anniversary date of this Amendment and/or upon demand by Harland. All certificates of insurance shall be mailed to Harland Clarke, Attn: David Berry, Risk Manager with a copy to Corporate Procurement, 10931 Laureate Drive, San Antonio, TX 78249.

All insurance required herein shall be provided by carriers with a Best’s rating of at least “A” and a financial rating of at least X.

17.	New Section 8.19 is added for all purposes as follows:

“The parties agree that Exhibits A, C, and E do not exist.”

18.	Section 10 is deleted in its entirety and is replaced with the following for all purposes:

“10. Escrow Provisions *

*	Competitive information omitted.

Except as provided herein, the Agreement remains unchanged and in full force and effect.

IN WITNESS WHEREOF, this Amendment has been duly executed by authorized representatives of the Parties.

DELPHAX TECHNOLOGIES, INC.	HARLAND CLARKE CORP.

M. H. Kuhn, Jr.	Rita Wenthold
Name	Name

VP, Customer Support	Executive Director, Category Mgt & Sourcing
Title	Title

/s/ M. H. Kuhn Jr.	/s/ Rita Wenthold
Signature	Signature

DATE: 3/7/08	DATE: 3/10/08